Exhibit 3.36

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

IGNITION INCORPORATED

Pursuant to the provisions of article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

ARTICLE ONE

The name of the Corporation is IGNITION INCORPORATED.

ARTICLE TWO

The following amendment to the articles of incorporation was adopted by the Shareholders of the Corporation on August 17, 1999. The amendment alters or changes Article 4 of the Articles of Incorporation and the full text of the provision altered is as follows:

The aggregate number of shares which this corporation shall have authority to issue is ten million (10,000,000) of the par value of One Cent ($0.01) per share. Such shares are designated as common stock and possess identical rights and privileges in every respect.

ARTICLE THREE

The number of shares of the Corporation outstanding at the time of such adoption was 1,000; The number of shares entitled to vote thereon was 1,000.

ARTICLE FOUR

The sole shareholder, who is the holders of all shares outstanding and entitled to vote on said amendment has signed a consent in writing pursuant to Article 9.10 adopting said amendment and any written notice required by Article 9.10 has been given.

DATED: AUGUST 17, 1999	IGNITION INCORPORATED

	By:	/s/ Douglas Laube
DOUGLAS LAUBE, PRESIDENT